[GOODRICH LOGO]
                                                                    Exhibit 99.1

--------------------------------------------------------------------------------

                                                                    News Release

[GOODRICH LETTERHEAD]




GOODRICH THIRD-QUARTER RESULTS EXCEED EXPECTATIONS

  - Earnings from continuing operations up approximately 25%, to $.77 per share, excluding special items.
  - Earnings per share increase to $.84 compared to $.80 consensus, including Engineered Industrial Products and excluding special items.
  - Strong free cash flow of $122 million in the quarter, including Engineered Industrial Products.
  - Restructuring actions are projected to generate annual savings in excess of $125 million.
  - Engineered Industrial Products treated as a discontinued operation; spin-off on schedule.


CHARLOTTE, NC, October 25, 2001 - Goodrich Corporation announced today that third-quarter net income, excluding special items, equaled $89.1 million, or $.84 per share, on a diluted basis. These figures include net income of $7.8 million, or $.07 per share, from the company's Engineered Industrial Products segment, which is now being treated as a discontinued operation in anticipation of its spin-off to shareholders early next year. The First Call EPS consensus for the company's current quarter is $.80 per share, which is on the same basis as the $.84 reported above.

On a continuing operations basis, excluding Engineered Industrial Products and special items, Goodrich's net income in the current quarter was $81.3 million, or $.77 per share. These results are approximately 25 percent above the comparable results from the year-ago quarter of $64.1 million, or $.62 per share. Sales in the current quarter were $1.1 billion, 13 percent above the year-ago amount of $932 million.

Goodrich's reported net income in the current quarter was $88.0 million, or $.83 per share, including an after-tax special charge of $1.1 million, or $.01 per share for previously announced consolidation and restructuring activities.

Free cash flow, including Engineered Industrial Products, was $122 million in the quarter, which was primarily the result of improvements in working capital and lower than expected tax payments.

Commenting on the company's performance, David L. Burner, Goodrich's chairman and chief executive officer, said, "Our aerospace business achieved higher results despite the increasing effect of a slowing economy on the commercial aviation market and the initial repercussions of the September terrorist attacks. These events will reduce the demand for some of our products and services as air travel declines and airline fleets contract. An anticipated increase in demand

[GOODRICH LOGO]


for military, space and industrial gas turbine products, which comprise approximately 25 percent of our revenue on a post-spin basis, will partially offset the reductions in the commercial aviation market."

Burner added, "Our confidence in the fundamental strength of our aerospace business and its diversified business mix remains very high. Nevertheless, like the other companies in our industry, we must respond to the current situation by taking selective restructuring actions. Once completed, these actions will align our capacity and cost structure with anticipated customer demand, and will allow us to continue to deliver top-tier financial performance while maintaining a strong balance sheet."

In light of the current environment, Goodrich expects to eliminate approximately 2,400 aerospace and corporate positions and consolidate various aerospace operations. As part of these actions, Goodrich plans to close approximately 16 facilities across its operations. Most of these actions will be implemented by the end of the first half of 2002 and are projected to generate annual cost savings in excess of $125 million when completed. Over this period, the company anticipates recording pre-tax special charges of $110 to $130 million, of which approximately 50 percent will be non-cash asset impairment charges. A significant portion of this total charge will be taken in the fourth quarter 2001.

These charges do not reflect the implications from Boeing's current evaluation of the 717 program. If the program is significantly curtailed or cancelled, Goodrich would be required to recognize a non-cash charge for a portion of its investment in non-recurring engineering and inventory related to this aircraft.


THIRD-QUARTER PERFORMANCE

Aerospace sales increased 13 percent to $1.1 billion and segment operating income increased 8 percent to $166.9 million. These results reflect higher original equipment and aftermarket activity across the segment. Additionally, revenue was positively impacted by the contribution of complementary acquisitions made over the last two years, although the margins on these acquisitions were lower than those for ongoing businesses due to goodwill amortization and ongoing integration activities.


ENGINEERED INDUSTRIAL PRODUCTS

Goodrich remains committed to the spin-off of its Engineered Industrial Products businesses in early 2002, and has made excellent progress towards that objective. The initial SEC filings are expected to be made in November 2001, and these businesses are reported as a discontinued operation for the third quarter. Sales for the quarter decreased $10 million, or 6 percent, from $161 million in the third quarter 2000 to $151 million in the third quarter of 2001, while operating income decreased from $28.7 to $19.5 million. These decreases are attributable to continued softness in the industrial markets, unfavorable product mix and pricing pressures. Fairbanks Morse engines for the power generation market continued to have strong sales in the third quarter, partially offsetting the sales decline in other businesses. However, these sales contribute to the unfavorable product mix as they have lower margins than the overall average for Engineered Industrial Products. Third quarter 2001 results also include one month of sales

[GOODRICH LOGO]


and operating income associated with the Glacier Bearings acquisition which were not a part of the 2000 results.

Additionally, Goodrich's Engineered Industrial Products businesses will take a pre-tax charge of approximately $5 million in the fourth quarter of this year in connection with further restructuring actions to more closely align its operational capacity and costs with the sustained downturn in served markets. Included in the $5 million charge are costs to restructure and to implement a headcount reduction of about 100 employees, as well as certain non-cash asset impairments. By the end of the year, EIP will have reduced employment levels by approximately 340 employees, about 8 percent of its workforce, since the beginning of this year.


YEAR-TO-DATE RESULTS

For the first nine months of 2001, Goodrich reported net income, excluding special charges, of $257.9 million, or $2.44 per share. These amounts include $30.8 million, or $.29 per share, from the company's Engineered Industrial Products segment.

On a continuing operations basis, excluding Engineered Industrial Products and special items, Goodrich's year-to-date net income was $227.1 million, or $2.15 per share. These results are substantially above the comparable results from the year-ago period of $185.5 million, or $1.73 per share. Sales were $3.1 billion versus $2.7 billion last year.

Goodrich's reported net income in the first nine months of 2001 was $343.6 million, or $3.24 per share, including a gain on the sale of Performance Materials and after-tax special charges for consolidation and restructuring costs.


SHARE REPURCHASE PROGRAM

On September 17, Goodrich announced a program to repurchase up to $300 million of its common stock and has purchased approximately 2.2 million shares through the end of September. The total cost of these shares was $42.8 million with an average price of $19.63 per share. Due to the timing of the initiation of the repurchase program, it had a minimal effect on the third quarter and year-to-date EPS results.


OUTLOOK

The outlook for the commercial aerospace industry has changed considerably since the end of the second quarter. Recent events have lowered new commercial aircraft delivery estimates and most airlines have announced substantial reductions in their capacity. To develop its outlook, Goodrich assumed new aircraft production rates based upon the announced plans of Boeing, Airbus and the regional jet manufacturers. Goodrich has also assumed that airline capacity reductions will result in a 10 to 20 percent decline in 2002 aftermarket sales versus 2001.

Using these assumptions, Goodrich expects that its diluted earnings per share for 2001, excluding special items, will be in the range of $3.00 to $3.10 including the earnings contribution from Engineered Industrial Products. This range compares to $2.97 per share the company achieved in 2000. On a continuing operations basis, which excludes Engineered Industrial Products, the

[GOODRICH LOGO]


company expects full-year 2001 results of $2.65 to $2.75 per share, an increase of 10 to 14 percent over the comparable results for 2000, on revenue from continuing operations of approximately $4.1 billion. The company anticipates generating between $175 and $200 million of free cash flow, including Engineered Industrial Products and excluding special charges, in 2001. On a continuing operations basis, it is expected that free cash flow would be somewhat higher due to the spin-off of Engineered Industrial Products and its associated asbestos activities.

In 2002, Goodrich anticipates that revenue will decline 5 to 10 percent, while its earnings per share from continuing operations excluding special items will decline approximately 10 percent from the $2.65 to $2.75 per-share levels mentioned above. This estimate includes the net benefit from eliminating goodwill amortization under FAS 142, largely offset by higher levels of pension expense. Also included in these estimates are the savings from the restructuring initiatives discussed earlier in this release.

In commenting on this outlook, Burner said, "Our expectations for 2002 reflect the strength of our business portfolio. Our ability to deliver substantial savings from the restructuring program, particularly in the second half of the year, will position us to perform well in a very difficult environment and to take advantage of future upswings in the commercial aerospace market. We have several important new product development initiatives under way and remain committed to funding these and other new research and development programs. Further, approximately 25 percent of our revenues are from businesses outside commercial aviation, including military, space and industrial gas turbines, and these businesses are expected to grow at double-digit levels in 2002 and beyond."


DIVIDEND DECLARED

The Goodrich Board of Directors has declared a quarterly dividend of $.275 per share, payable on January 2, 2002 to shareholders of record at the close of business on December 3, 2001. The current dividend level will be reviewed in early 2002 by the Board of Directors in connection with the Engineered Industrial Products spin-off, with the intent of adjusting it to a payout ratio of net income consistent with a post-spin peer group.

Goodrich Corporation (NYSE: GR) is a leading worldwide supplier of aerospace components, systems and services. Goodrich is ranked by Fortune magazine as one of the "Most Admired" aerospace companies and is included on Forbes magazine's "Platinum List" of America's best big companies. Headquartered in Charlotte, North Carolina, the company employs 23,000 people worldwide. For more information, please visit www.goodrich.com.

The tables that follow provide more detailed information about Goodrich results.


(Part of this announcement contains forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those projected in the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed with the Securities and Exchange Commission, including but not limited to the last section of the Management's Discussion and Analysis entitled "Forward-Looking Information is Subject to Risk and Uncertainty" contained in the company's Annual Report on Form 10-K filed on February 23, 2001.)


                                       ###

                              GOODRICH CORPORATION
                 (Dollars in millions except per share amounts)


                                                                             Three Months Ended
                                                                                September 30,
                                               -----------------------------------------------------------------------------------
                                                    2001                2001                   2000                    2000
                                                As Reported        As Adjusted(A)         As Restated(B)          As Adjusted(C)

Sales                                          $     1,051.9     $         1,051.9      $           932.4       $           932.4

Operating costs and expenses:
 Cost of sales                                         752.9                 752.9                  673.4                   673.4
 Selling and administrative costs                      144.4                 144.4                  118.8                   118.8
 Merger-related and consolidation costs                  1.5                  -                       8.3                     -
                                                 ------------       ---------------        ---------------         ---------------
                                                       898.8                 897.3                  800.5                   792.2
                                                 ------------       ---------------        ---------------         ---------------
Operating income                                       153.1                 154.6                  131.9                   140.2
Interest expense                                       (24.1)                (24.1)                 (28.4)                  (28.4)
Interest income                                          7.0                   7.0                    0.8                     0.8
Other income (expense) - net                            (8.1)                 (8.1)                  (6.4)                   (6.4)
                                                 ------------       ---------------        ---------------         ---------------
Income before Income Taxes
 and Trust Distributions                               127.9                 129.4                   97.9                   106.2
Income Tax Expense                                     (43.1)                (43.5)                 (34.5)                  (37.5)
Distributions on Trust Preferred
 Securities                                             (4.6)                 (4.6)                  (4.6)                   (4.6)
                                                 ------------       ---------------        ---------------         ---------------
Income from Continuing Operations                       80.2                  81.3                   58.8                    64.1
Income from Discontinued Operations                      7.8                   -                     21.1                     -
                                                 ------------       ---------------        ---------------         ---------------
Net Income                                   $          88.0      $           81.3      $            79.9       $            64.1
                                                 ============       ===============        ===============         ===============

Income Per Share:
    Basic
      Continuing Operations                  $          0.77     $            0.78      $            0.58       $            0.63
      Discontinued Operations                           0.08                   -                     0.21                     -
                                                 ------------       ---------------        ---------------         ---------------
      Net Income                             $          0.85     $            0.78      $            0.79       $            0.63
                                                 ============       ===============        ===============         ===============
    Diluted
      Continuing Operations                  $          0.76     $            0.77      $            0.57       $            0.62
      Discontinued Operations                           0.07                   -                     0.20                     -
                                                 ------------       ---------------        ---------------         ---------------
      Net Income                             $          0.83     $            0.77      $            0.77       $            0.62
                                                 ============       ===============        ===============         ===============
Weighted - Average Number
  of Shares Outstanding
  (in millions):
    Basic                                              103.9                 103.9                  101.6                   101.6
                                                 ============       ===============        ===============         ===============
    Diluted                                            107.1                 107.1                  106.3                   106.3
                                                 ============       ===============        ===============         ===============


(A) Results exclude the effect of a $1.5 million charge ($1.1 million after-tax), or $0.01 a diluted share for merger-related and consolidation costs. Results also exclude the after-tax effect of income from discontinued operations ($7.8 million, or $0.07 a diluted share).

(B) The Company's planned spin-off of its Engineered Industrial Products Segment to shareholders represents the disposal of a segment of a business under APB Opinion No. 30. Accordingly, the Company's historical results of operations have been restated to reflect the Company's Engineered Industrial Products Segment as a discontinued operation.

(C) Results exclude the effect of a $8.3 million charge ($5.3 million after-tax), or $0.05 a diluted share for merger-related and consolidation costs. Results also exclude the after-tax effect of income from discontinued operations ($21.1 million, or $0.20 a diluted share).

                              GOODRICH CORPORATION
                 (Dollars in millions except per share amounts)


                                                                            Nine Months Ended
                                                                              September 30,
                                               --------------------------------------------------------------------------------
                                                   2001               2001                  2000                   2000
                                                As Reported      As Adjusted(A)         As Restated(B)         As Adjusted(C)

Sales                                          $    3,131.7     $        3,131.7      $         2,739.2      $         2,739.2

Operating costs and expenses:
 Cost of sales                                      2,236.6              2,236.6                1,982.7                1,982.7
 Selling and administrative costs                     445.8                445.8                  362.0                  362.0
 Merger-related and consolidation costs                14.9                  -                     29.1                    -
                                                 -----------       --------------        ---------------        ---------------
                                                    2,697.3              2,682.4                2,373.8                2,344.7
                                                 -----------       --------------        ---------------        ---------------
Operating income                                      434.4                449.3                  365.4                  394.5
Interest expense                                      (82.8)               (82.8)                 (77.3)                 (77.3)
Interest income                                        18.9                 18.9                    3.4                    3.4
Other income (expense) - net                          (15.9)               (23.1)                 (13.4)                 (13.4)
                                                 -----------       --------------        ---------------        ---------------
Income before Income Taxes
 and Trust Distributions                              354.6                362.3                  278.1                  307.2
Income Tax Expense                                   (118.9)              (121.4)                 (97.2)                (107.9)
Distributions on Trust Preferred
 Securities                                           (13.8)               (13.8)                 (13.8)                 (13.8)
                                                 -----------       --------------        ---------------        ---------------
Income from Continuing Operations                     221.9                227.1                  167.1                  185.5
Income from Discontinued Operations                   121.7                  -                     80.6                    -
                                                 -----------       --------------        ---------------        ---------------
Net Income                                    $       343.6     $          227.1      $           247.7      $           185.5
                                                 ===========       ==============        ===============        ===============
Income Per Share:
    Basic
      Continuing Operations                   $        2.14     $           2.19      $            1.58      $            1.75
      Discontinued Operations                          1.18                  -                     0.76                    -
                                                 -----------       --------------        ---------------        ---------------
      Net Income                              $        3.32     $           2.19      $            2.34      $            1.75
                                                 ===========       ==============        ===============        ===============
    Diluted
      Continuing Operations                   $        2.10     $           2.15      $            1.56      $            1.73
      Discontinued Operations                          1.14                  -                     0.75                    -
                                                 -----------       --------------        ---------------        ---------------
      Net Income                              $        3.24     $           2.15      $            2.31      $            1.73
                                                 ===========       ==============        ===============        ===============
Weighted - Average Number
  of Shares Outstanding
  (in millions):
    Basic                                             103.5                103.5                  105.7                  105.7
                                                 ===========       ==============        ===============        ===============
    Diluted                                           107.5                107.5                  107.1                  109.9
                                                 ===========       ==============        ===============        ===============


(A) Results exclude the effect of a $14.9 million charge ($9.9 million after-tax), or $0.09 a diluted share for merger-related and consolidation costs and a $7.2 million gain ($4.7 million after-tax), or $0.04 a diluted share from the sale of a portion of the Company's interest in a business. Results also exclude the after-tax effect of income from discontinued operations ($121.7 million, or $1.14 a diluted share).

(B) The Company's planned spin-off of its Engineered Industrial Products Segment to shareholders represents the disposal of a segment of a business under APB Opinion No. 30. Accordingly, the Company's historical results of operations have been restated to reflect the Company's Engineered Industrial Products Segment as a discontinued operation.

(C) Results exclude the effect of a $29.1 million charge ($18.4 million after-tax), or $0.17 a diluted share for merger-related and consolidation costs. Results also exclude the after-tax effect of income from discontinued operations ($80.6 million, or $0.75 a diluted share). Weighted average diluted shares as adjusted include 2.9 million potential shares for assumed conversions of convertible preferred securities that were anti-dilutive on an as reported basis.

                      GOODRICH CORPORATION GROUP REPORTING
                              (Dollars in millions)


                                                            Three Months Ended                          Nine Months Ended
                                                               September 30,                               September 30
                                                   ------------------------------------       -------------------------------------
                                                        2001                 2000                  2001                2000

Sales:
  Aerospace:
    Aerostructures and Aviation
      Technical Services                           $         374.0      $        375.4        $       1,139.3      $       1,081.4
    Landing Systems                                          293.1               265.9                  862.8                785.0
    Engine and Safety Systems                                190.0               158.7                  576.2                473.6
    Electronic Systems                                       194.8               132.4                  553.4                399.2
                                                     --------------       -------------         --------------       --------------
Total Sales                                        $       1,051.9      $        932.4        $       3,131.7      $       2,739.2
                                                     ==============       =============         ==============       ==============
Operating Income:
  Aerospace:
    Aerostructures and Aviation
      Technical Services                           $          60.7      $         57.3        $         176.6      $         155.2
    Landing Systems                                           40.9                35.7                  115.2                108.1
    Engine and Safety Systems                                 35.4                28.3                  104.4                 87.1
    Electronic Systems                                        29.9                33.1                   94.3                 85.9
                                                     --------------       -------------         --------------       --------------
Total Segment Operating Income                     $         166.9      $        154.4        $         490.5      $         436.3

Corporate General and Administrative Costs                   (12.3)              (14.2)                 (42.2)               (41.8)

Merger-related and Consolidation Costs                        (1.5)               (8.3)                 (14.9)               (29.1)
                                                     --------------       -------------         --------------       --------------
Total Operating Income                             $         153.1      $        131.9        $         433.4      $         365.4
                                                     ==============       =============         ==============       ==============

          GOODRICH CORPORATION CONSOLIDATED STATEMENT OF INCOME
                      For the year ended December 31, 2000
                 (Dollars in millions, except per share amounts)

                                                                2000 As
                                                              Restated (A)
                                                              (Unaudited)
                                                        ----------------------

Sales                                                   $             3,700.5
Operating costs and expenses:
  Cost of sales                                                       2,676.2
  Selling and administrative costs                                      490.4
  Merger-related and consolidation costs                                 44.2
                                                          --------------------
                                                                      3,210.8
                                                          --------------------
Operating Income                                                        489.7
Interest expense                                                       (107.3)
Interest income                                                           5.2
Other income (expense) - net                                            (22.6)
                                                          --------------------
Income from continuing operations before
  income taxes and trust distributions                                  365.0
Income tax expense                                                     (120.6)
Distributions on trust preferred
 securities                                                             (18.4)
                                                          --------------------
Income from continuing operations                                       226.0
Income from discontinued operations
 - net of taxes                                                          99.9
                                                          --------------------
Net Income                                              $               325.9
                                                          ====================
Basic earnings per share:
  Continuing operations                                 $                2.16
  Discontinued operations                                                0.95
                                                          --------------------
  Net income                                            $                3.11
                                                          ====================
Diluted earnings per share:
  Continuing operations                                 $                2.13
  Discontinued operations                                                0.94
                                                          --------------------
  Net income                                            $                3.07
                                                          ====================

  Net income excluding special items (B)                $                2.41

Weighted average number of common and common
  equivalent shares outstanding - in millions
          Basic                                                         104.8
          Diluted                                                       106.3
          Diluted excluding special items                               109.1


(A) The Company's planned spin-off of its Engineered Industrial Products Segment to shareholders represents the disposal of a segment of a business under APB Opinion No. 30. Accordingly, the Company's historical results of operations have been restated to reflect the Company's Engineered Industrial Products Segment as a discontinued operation.

(B) Net income excluding special items exclude the effect of a $44.2 million charge ($28.7 million after-tax), or $0.26 a diluted share for merger-related and consolidation costs and a $2.5 million charge ($1.6 million after-tax), or $0.02 a diluted share, related to a write-down of a business held for sale to its net realizable value. Results also exclude the after-tax effect of income from discontinued operations ($99.9 million, or $0.94 a diluted share).

                            GOODRICH SEGMENT RESULTS

                  THIRD QUARTER 2001 VERSUS SECOND QUARTER 2001


AEROSPACE SEGMENT
-----------------

($ millions)
                                      3Q01                       2Q01
                                      ----                       ----

Sales                               $1,051.9                   $1,072.1
Operating Income                       166.9                      168.9


In the Aerospace segment, sales decreased 2% from $1,072.1 in the second quarter 2001 to $1,051.9 in the third quarter 2001. This decrease is primarily due to production rate decreases on certain programs at Aerostructures and weakness in Aviation Technical Services, as well as less demand for aftermarket spares and services at Engine and Safety Systems. These were offset by higher OE and aftermarket sales in Landing Systems as well as strong results in Electronic Systems which were partially due to the Hella acquisition, which closed in September and was not included in second quarter results. Operating income during the same period decreased $2.0 or 1% from $168.9 in the second quarter to $166.9. This decrease is due primarily to the decreased demand in Engine and Safety Systems described above as well as continued R&D investment and unfavorable product mix in Electronic Systems. These were offset by strong results in Landing Systems, which was led by increases in Commercial Wheel and Brake.

                             GOODRICH GROUP RESULTS
                  THIRD QUARTER 2001 VERSUS THIRD QUARTER 2000


                           GOODRICH AEROSPACE SEGMENT
                           --------------------------


AEROSTRUCTURES AND AVIATION TECHNICAL SERVICES GROUP
----------------------------------------------------

($ millions)

                                                         YTD            YTD
                            3Q01          3Q00           2001           2000
                            ----          ----           ----           ----

Sales                      $374.0        $375.4        $1,139.3       $1,081.4
Operating Income             60.7          57.3           176.6          155.2


Sales for the quarter decreased less than 1% from $375.4 in the third quarter of 2000 to $374.0 in the third quarter of 2001. This decrease was primarily a result of weakness in aftermarket sales for the Super 27 as well as weakness in Aviation Technical Services, offset by strength in Aerostructures OE and aftermarket services. Despite the relatively flat sales, operating income for the quarter increased $3.4, or 6%, from $57.3 in the third quarter of 2000 to $60.7 in the third quarter of 2001. This increase is primarily attributable to the strong results in Aerostructures OE and MRO and improved productivity offset by the weakness at Aviation Technical Services, which recorded a loss for the quarter.


LANDING SYSTEMS GROUP
---------------------

($ millions)


                                                          YTD            YTD
                            3Q01          3Q00            2001           2000
                            ----          ----            ----           ----

Sales                      $293.1        $265.9          $862.8         $785.0
Operating Income             40.9          35.7           115.2          108.1


Sales for the third quarter increased $27.2, or 10%, from $265.9 in the third quarter of 2000, to $293.1 in the third quarter of 2001. This increase is attributable to excellent performance in all areas, especially Landing Gear and Wheel and Brake OE. Operating income for the quarter increased 15% to $40.9. This increase is primarily attributable to increased Landing Gear OE sales as well as increased aftermarket sales in Wheels and Brakes in the commercial, regional, and military markets. The synergies from the consolidation of the former Coltec Landing Gear facilities also contributed to the increase in operating income.

ENGINE & SAFETY SYSTEMS GROUP
-----------------------------

($ millions)


                                                          YTD            YTD
                            3Q01          3Q00            2001           2000
                            ----          ----            ----           ----

Sales                      $190.0        $158.7          $576.2         $473.6
Operating Income             35.4          28.3           104.4           87.1


Sales for the third quarter increased $31.3, or 20%, from $158.7 in the third quarter 2000 to $190.0 in the third quarter of 2001. This increase is a result of significantly stronger demand for aftermarket spares and services, increased OE shipments in some product lines, continuing increased OE shipments for power generation derivatives, and the acquisition of OEA Aerospace. Operating income for the quarter increased $7.1, or 25%, to $35.4. This increase is primarily attributable to the increased volume noted above, especially for the aerospace aftermarket and industrial gas turbine OE products. The increases were somewhat offset by continued R&D spending on Passenger Restraint Systems.


ELECTRONIC SYSTEMS GROUP
------------------------

($ millions)

                                                            YTD           YTD
                              3Q01          3Q00            2001          2000
                              ----          ----            ----          ----

Sales                        $194.8        $132.4          $553.4        $399.2
Operating Income               29.9          33.1            94.3          85.9


Sales for the quarter increased $62.4 or 47%, from $132.4 in the third quarter 2000 to $194.8 in the third quarter of 2001. The increase is primarily a result of the three acquisitions that were not included in 2000 results as well as excellent performance across the board at both Fuel and Utility Systems and Sensor Systems. Operating income for the quarter decreased $3.2, or 10%, from $33.1 in the third quarter of 2000 to $29.9 in the third quarter of 2001. This decrease is a result of product mix, continued and significant investment for programs such as MEMS, SMARTDECKTM and HUMS, as well as margins from recent acquisitions, which initially are lower than historical Aerospace margins.

DISCONTINUED OPERATIONS - ENGINEERED INDUSTRIAL PRODUCTS
--------------------------------------------------------
($ millions)                                                    YTD       YTD
                                  3Q01      2Q01      3Q00      2001      2000
                                  ----      ----      ----      ----      ----

Sales                            $151.0    $166.9    $161.0    $487.5    $507.2
Net Income (excluding
special items)                      7.8      10.0      14.1      30.8      47.9


3Q 2001 VS. 2Q 2001
Sales for the quarter decreased $15.9, or 10%, from $166.9 in the second quarter 2001 to $151.0 in the third quarter of 2001. The decrease in sales is attributable to continued softness in all of the industrial markets. Results for the quarter were bolstered by sales from the Glacier Bearings September 2001 acquisition. Net income (excluding special items) decreased $2.2, or 22%, from $10.0 in the second quarter to $7.8 in the third quarter of 2001. The decrease in net income was primarily due to reduced volume, offset slightly by product mix.


3Q 2001 VS. 3Q 2000
Sales for the quarter decreased $10.0, or 6%, from $161.0 in the third quarter 2000 to $151.0 in the third quarter of 2001. The decrease in sales is again attributable to overall and continued softness in the industrial markets, partially offset by increased sales of Fairbanks Morse engines for the power generation market, which are at lower margins than the average for EIP. Additionally, third quarter 2001 results include sales and operating income associated with the Glacier Bearings acquisition which were not a part of the 2000 results. Net income (excluding special items) decreased $6.3, or 45%, from $14.1 in the third quarter of 2000 to $7.8 in the third quarter of 2001. This decrease in net income was primarily due to reduced volume, product mix and pricing pressures.


OUTLOOK
Without the contributions of the recent acquisition of Dana's Glacier Industrial Bearings business, sales and operating income for Engineered Industrial Products are expected to be relatively flat in the fourth quarter 2001, compared to the third quarter 2001. Including Glacier Bearings, sales and operating income will be up slightly. The Segment anticipates a continued focus on cost initiatives and facility consolidations during the remainder of 2001 and into 2002. The spin-off of Engineered Industrial Products to shareholders, which was announced on September 4, 2001, is moving ahead as scheduled. The spin-off is expected to be completed in early 2002, and the initial SEC filings are expected to be made in November 2001.


OPERATING INCOME*
Operating income decreased $9.2, or 32%, from $28.7 in the third quarter of 2000 to $19.5 in the third quarter of 2001. Operating income decreased $5.6, or 22%, from $25.1 in the second quarter of 2001 to $19.5 in the third quarter of 2001. The reasons for these decreases are consistent with those stated above.


* These numbers are for informational and comparison purposes only. Although they are comparable to previously reported non-discontinued operations presentation, they will not tie to the third quarter 2001 10-Q due to the fact that EIP is reported as a discontinued operation.

                              Non-Segment Expenses*
                              ---------------------
                                  ($ millions)

                                                         3Q01             3Q00
                                                         ----             ----

Net Interest Expense                                    $ (17.1)        $ (27.6)
-  Payment-in-kind interest income                      $   5.3         $   0
   (included in Net Interest Expense above)
Distribution on Trust Preferred Securities              $  (4.6)        $  (4.6)
Other Income (Expense):                                 $  (8.1)        $  (6.4)
-  Discontinued Retiree Health Care                     $  (4.7)        $  (3.3)
-  Other Income (Expense)                               $  (3.4)        $  (3.1)



                  Preliminary Balance Sheet and Cash Flow Data*
                  ---------------------------------------------
                                  ($ millions)

                                                        YTD               YTD
                                                    09/30/2001        09/30/2000

Cash and Cash Equivalents                           $   84.3            $   90.2
Total Debt                                          $1,330.9            $2,234.0
Net Debt to Capitalization                             41.1%               59.8%
Capital Expenditures                                $  134.6            $   85.2
Acquisitions                                        $  119.2            $   37.6
Dividends                                           $   85.1            $   89.5
Depreciation and Amortization                       $  129.3            $  122.7
-  Depreciation                                     $   80.8            $   84.6
-  Amortization                                     $   48.5            $   38.1
   -  Goodwill Amortization                         $   22.4            $   16.4
      (included in Amortization, above)


* Based on Goodrich on an as reported basis, with the Engineered Industrial Products businesses accounted for as a discontinued operation.

                                          GOODRICH CORPORATION
                                              ($ MILLIONS)

                                                        -----------------------------------------------------------------------
                                                                                         2001
                                                        -----------------------------------------------------------------------
                                                        Q1               Q2               Q3            Q4           2001 YTD
                                                        -----------------------------------------------------------------------


AEROSPACE
---------
SALES
Aerostructures & Aviation Technical Services            $    359.8       $    405.5       $    374.0                 $  1,139.3
Landing Systems                                              289.6            280.1            293.1                      862.8
Engine & Safety Systems                                      183.9            202.3            190.0                      576.2
Electronic Systems                                           174.4            184.2            194.8                      553.4
Total Trade Sales                                          1,007.7          1,072.1          1,051.9                    3,131.7


OPERATING INCOME
Aerostructures & Aviation Technical Services                  52.6             63.3             60.7                      176.6
Landing Systems                                               40.8             33.5             40.9                      115.2
Engine & Safety Systems                                       29.9             39.1             35.4                      104.4
Electronic Systems                                            31.4             33.0             29.9                       94.3
Total Operating Income                                       154.7            168.9            166.9                      490.5


MARGIN
Aerostructures & Aviation Technical Services                 14.6%            15.6%            16.2%                      15.5%
Landing Systems                                              14.1%            12.0%            14.0%                      13.4%
Engine & Safety Systems                                      16.3%            19.3%            18.6%                      18.1%
Electronic Systems                                           18.0%            17.9%            15.3%                      17.0%
Total Operating Margin                                       15.4%            15.8%            15.9%                      15.7%


                                                        -------------------------------------------------------------------------
                                                                                         2000
                                                        -------------------------------------------------------------------------

                                                          Q1             Q2             Q3           Q4                2000
                                                        -------------------------------------------------------------------------

AEROSPACE
---------
SALES
Aerostructures & Aviation Technical Services              $  357.6       $  348.4       $  375.4       $  374.1       $  1,455.5
Landing Systems                                              260.1          259.0          265.9          272.7          1,057.7
Engine & Safety Systems                                      154.9          160.0          158.7          170.8            644.4
Electronic Systems                                           127.5          139.3          132.4          143.7            542.9
Total Trade Sales                                            900.1          906.7          932.4          961.3          3,700.5


OPERATING INCOME
Aerostructures & Aviation Technical Services                  48.9           49.0           57.3           53.8            209.0
Landing Systems                                               37.3           35.1           35.7           40.9            149.0
Engine & Safety Systems                                       28.0           30.8           28.3           30.4            117.5
Electronic Systems                                            25.2           27.6           33.1           32.2            118.1
Total Operating Income                                       139.4          142.5          154.4          157.3            593.6


MARGIN
Aerostructures & Aviation Technical Services                 13.7%          14.1%          15.3%          14.4%            14.4%
Landing Systems                                              14.3%          13.6%          13.4%          15.0%            14.1%
Engine & Safety Systems                                      18.1%          19.3%          17.8%          17.8%            18.2%
Electronic Systems                                           19.8%          19.8%          25.0%          22.4%            21.8%
Total Operating Margin                                       15.5%          15.7%          16.6%          16.4%            16.0%

                              Goodrich Corporation
                        Summary Supplemental Information
                 For comparison and clarification purposes only

                    (Dollars in Millions, except EPS figures)


                                     -------------------------------------------------------------------------------------
                                                Third Quarter 2001                        First nine months 2001
                                     -------------------------------------------------------------------------------------
                                     Including                                  Including
                                     EIP as a                                   EIP as a
                                     continuing                                 continuing
                                     operation,     As reported,                operation,     As reported,
                                     excluding      excluding                   excluding      excluding
                                     special items  special items  As reported  special items  special items   As reported
                                     -------------------------------------------------------------------------------------
Sales                                 $1,202.9      $1,051.9       $1,051.9     $3,619.2       $3,131.7        $3,131.7

Net Income                            $   89.1      $   81.3       $   88.0     $  257.9       $  227.1        $  343.6

Diluted EPS                           $   0.84      $   0.77       $   0.83     $   2.44       $   2.15        $   3.24

Other Financial Information
  Selling and administrative exp.     $  173.7      $  144.4       $  144.4     $  537.1       $  445.8        $  445.8
  Net interest expense                $   18.2      $   17.1       $   17.1     $   66.7       $   63.9        $   63.9
  Other (income) expense - net        $    8.8      $    8.1       $    8.1     $   18.0       $   23.1        $   15.9


                                     -------------------------------------------------------------------------------------
                                              Third Quarter 2000                         First nine months 2000
                                     -------------------------------------------------------------------------------------

Sales                                 $1,093.4      $  932.4       $  932.4     $3,246.4       $ 2,739.2       $ 2,739.2

Net Income                            $   78.2      $   64.1       $   79.9     $  233.4       $   185.5       $   247.7

Diluted EPS                           $   0.75      $   0.62       $   0.77     $   2.17       $    1.73       $    2.31

Other Financial Information
  Selling and administrative exp.     $  147.8      $  118.8       $  118.8     $  452.1       $   362.0       $    362.0
  Net interest expense                $   28.9      $   27.6       $   27.6     $   76.3       $    73.9       $     73.9
  Other (income) expense - net        $    7.3      $    6.4       $    6.4     $   15.4       $    13.4       $     13.4